Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 16, 2016, by and among Fulgent Therapeutics LLC, a California limited liability company (“Therapeutics”), Fulgent Genetics, Inc., a Delaware corporation (“Genetics”), and Fulgent MergerSub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Genetics (“MergerSub”).

WITNESSETH:

WHEREAS, the board of directors of Genetics and the respective managers of Therapeutics and MergerSub have each approved and adopted this Agreement and the transactions contemplated by this Agreement, including, without limitation, the reorganization of Therapeutics into a Delaware holding company structure as a wholly-owned subsidiary of Genetics, in each case after making a determination that this Agreement and such transactions are advisable and fair to, and in the best interests of, such corporation and its sole stockholder or limited liability company and its members, as applicable;

WHEREAS, the sole stockholder of Genetics has adopted and approved this Agreement;

WHEREAS, Genetics, in its capacity as the sole member of MergerSub, has adopted and approved this Agreement;

WHEREAS, at the Effective Time (as defined below), pursuant to the transactions contemplated by this Agreement and on the terms and subject to the conditions set forth herein, inter alia: (i) MergerSub, in accordance with the California Revised Uniform Limited Liability Company Act (as amended from time to time, the “LLC Act”) and the Delaware Limited Liability Company Act (as amended from time to time, the “DE Act”), will merge with and into Therapeutics, with Therapeutics as the Surviving Entity (the “Merger”); (ii) each seven and six tenths (7.6) shares of Therapeutics’ Class D-1 Preferred (the “D-1 Preferred”) will be converted into the right to receive one (1) share of Genetics Common Stock (as defined below) (the “D-1 Merger Ratio”); (iii) each seven and six tenths (7.6) shares of Therapeutics’ Class D-2 Preferred (the “D-2 Preferred”) will be converted into the right to receive one (1) share of Genetics Common Stock (the “D-2 Merger Ratio”); (iv) each seven and six tenths (7.6) shares of Therapeutics’ Class D Voting Common (the “Voting Common”) will be converted into the right to receive one (1) share of Genetics Common Stock (the “Voting Merger Ratio”); (v) each seven and six tenths (7.6) shares of Therapeutics’ Class D Non-Voting Common (the “Non-Voting Common” and together with the D-1 Preferred, the D-2 Preferred and the Voting Common, the “Therapeutics Shares”) will be converted into the right to receive one (1) share of Genetics Common Stock (the “Non-Voting Merger Ratio” and together with the D-1 Merger Ratio, the D-2 Merger Ratio and the Voting Merger Ratio, the “Merger Ratios”); and (vi) the membership interest in MergerSub held by Gentics will be canceled;

WHEREAS, a majority of each class of the outstanding Therapeutics Shares (the “Therapeutics Shareholder Approval”) has adopted and approved this Agreement; and

WHEREAS, for U.S. federal and applicable state and local income tax purposes, the parties hereto intend for the Merger to be treated, from the perspective of holders of the

Therapeutics Shares, as an exchange of Therapeutics Shares for Genetics Common Stock in a transaction, together with the initial public offering of Genetics Common Stock, subject to Section 351 of the Internal Revenue Code (the “Code”), and, from the perspective of Genetics, as a deemed acquisition by Genetics of the Therapeutics Shares followed by a deemed liquidation of Therapeutics into Genetics.

NOW, THEREFORE, in furtherance of the foregoing, the parties agree as follows:

ARTICLE I

MERGER

Section 1.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the LLC Act and the DE Act, MergerSub shall be merged with and into Therapeutics at the Effective Time of the Merger. Following the Effective Time of the Merger, the separate existence of MergerSub shall cease, and Therapeutics shall continue as the surviving entity (the “Surviving Entity”), becoming a wholly owned direct subsidiary of Genetics. The effects and the consequences of the Merger shall be as set forth in this Agreement and the LLC Act and the DE Act. A copy of this Agreement shall be kept on file at the principal place of business of Therapeutics.

Section 1.2 Effective Time.

(a) Subject to the provisions of this Agreement, following the satisfaction or waiver of the conditions set forth in Section 3.1, the parties shall duly prepare, execute and, as and when agreed by the parties, file a certificate of merger (the “CA Certificate of Merger”) complying with Section 17710.12 of the LLC Act with the Secretary of State of the State of California and the parties shall duly prepare, execute and file a certificate of merger (the “DE Certificate of Merger”) complying with Section 18-209 of the DE Act with the Secretary of the State of Delaware. The Merger shall become effective upon the filing of the CA Certificate of Merger and the DE Certificate of Merger (or at such later time reflected in the CA Certificate of Merger and the DE Certificate of Merger as shall be agreed to by Genetics and Therapeutics). The date and time when the Merger shall become effective is referred to as the “Effective Time.”

(b) The Merger shall have the effects set forth in the LLC Act and the DE Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (i) all the properties, rights, privileges, immunities, powers and franchises of Therapeutics and MergerSub shall vest in the Surviving Entity, and (ii) all debts, liabilities, obligations and duties of Therapeutics and MergerSub shall become the debts, liabilities, obligations and duties of the Surviving Entity.

Section 1.3 Organizational Documents. The parties shall cause the operating agreement of Therapeutics to be amended and restated to be in the form set forth in Exhibit A hereto (as the same may be amended from time to time, the “Operating Agreement”). The Operating Agreement shall be the Operating Agreement of Therapeutics until thereafter changed or amended as provided therein or by the LLC Act.

Section 1.4 Manager. The manager of Therapeutics immediately prior to the Effective Time shall cease to be the manager of Therapeutics at the Effective Time and Genetics shall be the manager of Therapeutics from and after the Effective Time and shall hold office until the earlier of its dissolution, resignation or removal or its successor is duly elected or appointed and qualified in the manner provided for in the Operating Agreement, or as otherwise provided by the LLC Act.

Section 1.5 Officers. The officers of Therapeutics immediately prior to the Effective Time shall continue to be the officers of Therapeutics from and after the Effective Time and shall hold office until the earlier of their respective death, resignation or removal or their respective successors are duly elected or appointed and qualified in the manner provided for in the Operating Agreement, or as otherwise provided by the LLC Act.

ARTICLE II

CONVERSION OF SECURITIES; ISSUANCE OF NEW SECURITIES;

STOCK CERTIFICATE

Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of the Therapeutics Shares:

(a) each Therapeutics Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive shares of validly issued, fully paid and nonassessable common stock, par value $0.0001 per share, of Genetics (“Genetics Common Stock”) at the applicable Merger Ratio (the “Conversion”);

(b) each share of capital stock of Genetics, including, without limitation, Genetics Common Stock, that is issued, outstanding and held by Ming Hsieh immediately prior to the Effective Time (the “Initial Share”) shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto;

(c) each share of capital stock of MergerSub issued and outstanding immediately prior to the Effective Time shall convert into one share of capital stock of Surviving Entity; and

(d) no fractional shares shall be issued upon the Conversion. In lieu of any fractional shares to which the holder of Therapeutics Share would otherwise be entitled, Genetics shall pay cash equal to such fraction multiplied by the then fair market value of a share of Voting Common as determined in good faith by the manager of Therapeutics. The number of shares of Genetics Common Stock to be issued upon the Conversion shall be determined on the basis of the total number of Therapeutics Shares the holder is at the time converting into Genetics Common Stock and the number of shares of Genetics Common Stock issuable upon such aggregate conversion;

Section 2.2 Stock Certificate. From and after the Effective Time, subject to Section 2.1, the outstanding certificate which immediately prior to the Effective Time represented the Initial Share shall be deemed cancelled without any action by the holder thereof. The books and records of Genetics or its transfer agent shall be revised to reflect such cancellation.

Section 2.3 Options; Restricted Share Units; Equity Incentive Plan.

(a) Prior to, but contingent upon, the Effective Time, Therapeutics shall take all actions necessary to provide that each option to acquire Non-Voting Common, whether vested or unvested (each, a “Therapeutics Stock Option”), that is unexpired and unexercised as of immediately prior to the Effective Time shall, by virtue of the Merger and without any further action by Genetics, Merger Sub, Therapeutics or the holder of such Therapeutics Stock Option, be assumed by Parent and converted into a stock option pursuant to the Genetics 2016 Omnibus Incentive Plan that represents the right to acquire a number of validly issued, fully paid and non-assessable shares of Genetics Common Stock, equal to the product of (i) the number of Non-Voting Common shares subject to such Therapeutics Stock Option, multiplied by (ii) the Non-Voting Merger Ratio (each, a “Converted Option”); provided, however, that any fractional share resulting from such multiplication shall be rounded down to the nearest whole share. The exercise price of each Converted Option shall be equal to (i) the exercise price of the Therapeutics Stock Option from which it was converted, divided by (ii) the Non-Voting Merger Ratio, rounded up to the nearest whole cent (the “Converted Option Exercise Price”).

(b) Prior to, but contingent upon, the Effective Time, Therapeutics shall take all actions necessary to provide that each award of notional units that represent an unfunded and unsecured right to receive Non-Voting Common shares on a specified future date or event (each, a “Therapeutics RSU”) that is outstanding as of immediately prior to the Effective Time shall, by virtue of the Merger and without any further action by Genetics, Merger Sub, Therapeutics or the holder of such Therapeutics RSU, be assumed by Parent and converted into a restricted stock unit award pursuant to the Genetics 2016 Omnibus Incentive Plan that covers a number of validly issued, fully paid and non-assessable shares of Genetics Common Stock, equal to the product of (i) the number of shares of Non-Voting Common to which the Therapeutics RSU relates immediately prior to the Effective Time, multiplied by (ii) the Non-Voting Merger Ratio (each, a “Converted RSU”); provided, however, that any fractional share resulting from such multiplication shall be rounded down to the nearest whole share.

(c) Following the Effective Time, each Converted Option and each Converted RSU shall remain subject to the same material terms and conditions, including the vesting schedule and any exercise schedule, as were applicable immediately prior to the Effective Time to the Therapeutics Stock Option and Therapeutics RSU, as applicable, from which it was converted except for administrative changes that are not adverse to the interests of the holder of the Converted Option or the Converted RSU, as applicable, or to which the holder consents in writing, in all cases subject to restrictions related to the issuance of shares under applicable law.

(d) At the Effective Time, Therapeutics shall terminate the Therapeutics Amended and Restated 2015 Equity Incentive Plan.

(e) Genetics shall take such actions as are necessary for the assumption of Therapeutics Stock Options and Therapeutics RSUs, including the reservation, issuance and listing of Genetics Common Stock, as is necessary to effectuate the transactions contemplated by this Section 2.3. It is intended that the assumption of the Therapeutics Stock Options assumed by Genetics shall comply with Section 409A of the Code and this Section 2.3 shall be construed consistent with such intent.

Section 2.4 Profits Interests. For the avoidance of doubt, each share of Voting Common and Non-Voting Common that is subject to a Profits Interest Threshold Amount (as defined in the Third Amended and Restated Operating Agreement of Therapeutics) prior to the Effective Time shall, at the Effective Time and immediately prior to the Conversion, cease to be subject to a Profits Interest Threshold Amount and shall be converted at the same Merger Ratio applicable to Voting Common and Non-Voting Common that are not subject to a Profits Interest Threshold Amount. Unless otherwise required by applicable law, the parties hereto shall treat such conversion as a nontaxable and noncompensatory event for U.S. federal and applicable state and local income tax purposes.

ARTICLE III

CONDITIONS TO MERGER

Section 3.1 Conditions Precedent. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver of each of the following conditions:

(a) the holders of a majority of each class of capital stock of MergerSub shall have approved the Merger;

(b) the sole holder of Genetics Common Stock issued and outstanding prior to the Effective Time shall have approved the Merger;

(c) no court or governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) that is in effect and has a material adverse effect on Therapeutics or Genetics or enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement and no judicial or administrative proceeding that seeks any such result shall continue to be pending; and

(d) all required approvals, licenses and certifications from, and notifications and filings to, governmental entities and non-governmental third parties shall have been obtained or made, as applicable.

ARTICLE IV

TERMINATION AND AMENDMENT

Section 4.1 Termination. This Agreement may be terminated at any time prior to the Effective Time by the affirmative vote of each of a majority of the board of directors of Genetics and the manager of Therapeutics. In the event of such termination, this Agreement shall become null and void and have no effect, without any liability or obligation on the part of Therapeutics, MergerSub or Genetics by reason of this Agreement.

Section 4.2 Amendment. This Agreement may be amended, modified or supplemented; provided, however, that after any such approval and prior to the Effective Time, there shall be made no amendment that (a) alters or changes the kind of shares to be received by holders of Therapeutics Shares in the Merger and Conversion; (b) alters or changes any term of the Certificate of Incorporation or Bylaws of Genetics or the Operating Agreement, except for alterations or changes that could otherwise be adopted by the directors of Genetics or the manager of the Surviving Entity, as applicable; or (c) alters or changes any other terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially adversely affect the holders of Therapeutics Shares. Notwithstanding anything herein to the contrary, the Merger Ratios may be amended with the approval of the manager of Therapeutics. This Agreement may not be amended except after approval by the manager of Therapeutics and evidenced by an instrument in writing signed on behalf of each of the parties.

ARTICLE V

GENERAL PROVISIONS

Section 5.1 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction, except to the extent that provisions of the LLC Act are mandatorily applicable.

Section 5.2 Entire Agreement. This Agreement (including the documents and the instruments referred to herein), together with all exhibits, schedules, appendices, certificates, instruments and agreements delivered pursuant hereto and thereto (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided herein, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 5.3 Further Assurances. From time to time, and when required by the Surviving Entity or by its successors and assigns, Therapeutics shall execute and deliver, or cause to be executed and delivered, such deeds and other instruments, and Therapeutics shall take or cause to be taken such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to conform of record or otherwise in the Surviving Entity the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Therapeutics and otherwise to carry out the purposes of this Agreement, and the officers and manager of the Surviving Entity are authorized fully in the name and on behalf of Therapeutics or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

Section 5.4 Headings. Headings of the articles and sections of this Agreement, the table of contents are for convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

Section 5.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed and delivered shall be deemed to be an original and all of which shall together be considered one and the same agreement.

Section 5.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

Section 5.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

FULGENT GENETICS, INC.

By:	/s/ Ming Hsieh
Name:	Ming Hsieh
Title:	President

FULGENT THERAPEUTICS LLC

By:	/s/ Ming Hsieh
Name:	Ming Hsieh
Title:	Manager

FULGENT MERGERSUB, LLC

By:	FULGENT GENETICS, INC.
Its:	Manager

By:	/s/ Ming Hsieh
Name:	Ming Hsieh
Title:	President

EXHIBIT A

Operating Agreement

FORM OF

FOURTH AMENDED AND RESTATED

OPERATING AGREEMENT

OF

FULGENT THERAPEUTICS LLC

a California Limited Liability Company

dated as of [●], 2016

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS AGREEMENT IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

FOURTH AMENDED AND RESTATED

OPERATING AGREEMENT

OF

FULGENT THERAPEUTICS LLC

A CALIFORNIA LIMITED LIABILITY COMPANY

This Fourth Amended and Restated Operating Agreement (“Agreement”) of FULGENT THERAPEUTICS LLC, a California limited liability company (the “Company”), is made and entered into as of [●], 2016, by Fulgent Genetics, Inc., a Delaware corporation (the “Member”), with reference to the following facts:

A.	The Company was duly formed upon the filing of the Articles of Organization-Conversion (the “Articles”) with respect to Fulgent Therapeutics Inc., a California corporation and the predecessor of the Company, with the Secretary of State of the State of California on September 26, 2012, which set forth the information required by the California Beverly-Killea Limited Liability Company Act (the “Act”) and Section 1151 et seq. of the California Corporations Code;

B.	Concurrently with the formation of the Company the Members of the Company entered into an Operating Agreement for the Company, dated as of September 26, 2012 (the “Original Agreement”), governing the affairs of the Company and the rights, preferences, privileges and obligations of its Members;

C.	On October 16, 2015, the manager of the Company (“Manager”) and the Members of the Company amended and restated the Original Agreement (as amended and restated, the “A&R Agreement”);

D.	On April 4, 2016, the Manager and the Members of the Company amended and restated the A&R Agreement (as amended and restated, the “Second A&R Agreement”);

E.	On May 17, 2016, the Manager and the Members of the Company amended and restated the Second A&R Agreement (as amended and restated, the “Third A&R Agreement”);

F.	The Member has determined to amend and restate the Third A&R Agreement with this Agreement to recapitalize the Company by establishing one class of capital interest and reorganizing the Company into a Delaware holding company structure pursuant to the terms of that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among the Company, the Member and Fulgent MergerSub, LLC, a Delaware limited liability company (the “MergerSub”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement; and

G.	The Member desires to adopt and approve an operating agreement for the Company under the California Revised Uniform Limited Liability Company Act (the “RULLCA”).

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NOW, THEREFORE, the Member by this Agreement sets forth the limited liability company agreement for the Company upon the terms and subject to the conditions of this Agreement.

ARTICLE I

ORGANIZATIONAL MATTERS

1.1 Name. The name of the Company shall be “Fulgent Therapeutics LLC, a California limited liability company.” The Company may conduct business under that name or any other name approved by the Member.

1.2 Term. The term of the Company commenced as of the date of the filing of the Articles under Section 17050 of the Act, and is perpetual.

1.3 Registered Office. The Company’s registered office in the State of California shall be located at 4978 Santa Anita Avenue, Suite 205, Temple City, California 91780, until changed by designation of the Member.

1.4 Business of the Company. The purpose of the Company is to engage in any lawful business, purpose or activity for which a limited liability company may be organized under the RULLCA.

1.5 Agent for Service of Process. The Company shall maintain a California registered office and agent as required by the RULLCA. The registered office and registered agent may be changed by the Member from time to time by filing the address of the new registered office and/or the name of the new registered agent with the California Secretary of State pursuant to the RULLCA.

ARTICLE II

CAPITAL CONTRIBUTIONS AND TAX STATUS

2.1 Capital Contributions. Pursuant to the terms of the Merger Agreement, the Therapeutics Shares, issued and outstanding immediately prior to the Effective Time were converted into the right to receive shares of validly issued, fully paid and nonassessable Common Stock, par value $0.0001 per share, of the Member at the applicable Merger Ratio. Each (a) option to acquire Class D Non-Voting Common Shares (“Non-Voting Common”) and (b) notional unit that represented an unfunded and unsecured right to receive a Non-Voting Common share on a specified future date or event, were assumed under the Diagnostics 2016 Omnibus Incentive Plan, subject to the terms and conditions set forth in the Merger Agreement. Each share of capital stock of the MergerSub issued and outstanding immediately prior to the Effective Time converted into one share of capital stock of the Company.

2.2 Profits, Losses and Distributions. All profits, losses and distributions shall be allocated and made to the Member.

2.3 Income Tax Status. Unless otherwise determined by the Member in its sole discretion, the Company shall be disregarded from the Member for applicable income tax purposes so long as the Company has a single member that owns one hundred percent (100%) of the limited liability company interests in the Company.

2.4 Fiscal Year. The Company’s fiscal year will be its taxable year. The Company’s taxable year will be the calendar year, unless otherwise required by the Internal Revenue Code of 1986, as amended (the “Code”), or the temporary and final regulations issued by the U.S. Treasury Department under the Code, as amended or superseded from time to time, as reasonably determined by the Member.

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ARTICLE III

MANAGEMENT AND CONTROL OF THE COMPANY

3.1 Exclusive Management by the Member. The Member shall have full, complete and exclusive authority, power, and discretion to manage and control the business, property and affairs of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business, property and affairs.

3.2 Delegation of Authority. The Member may appoint, employ, or otherwise contract with such other persons or entities for the transaction of the business of the Company or the performance of services for, or on behalf of, the Company as it shall determine in his, her or its sole discretion. The Member may delegate to any officer of the Company, or to any such other person or entity, such authority to act on behalf of the Company as the Member may from time to time deem appropriate in his or her sole discretion. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Member. Except as otherwise provided by the Member, when the taking of such action has been authorized by the Member, the Member or any officer of the Company, or any other person specifically authorized by the Member, may execute any contract or other agreement or document on behalf of the Company.

ARTICLE IV

DISSOLUTION AND WINDING UP

4.1 Conditions of Dissolution. The Company shall dissolve upon the occurrence of any of the following events:

(a) upon the entry of a decree of judicial dissolution pursuant to Section 17707.03 of the RULLCA;

(b) a determination by the Member to dissolve the Company;

(c) the bankruptcy or dissolution of the Member; or

(d) the sale of all or substantially all of the assets of the Company.

4.2 Winding Up. Upon the dissolution of the Company, the Company’s assets shall be disposed of and its affairs wound up. The Company shall give written notice of the commencement of the dissolution to all of its known creditors.

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ARTICLE V

INDEMNIFICATION

5.1 Indemnification. The Company, its receiver, or its trustee shall indemnify, defend and hold harmless the Member, and its respective affiliates, and their respective officers, directors, shareholders, partners, members, managers, agents, employees, successors and assigns and each of them, from and against any and all Damages (as defined below) arising out of or resulting from the fact that such Member is or was a Member or any act or omission in connection with such Member’s activities on behalf of the Company or in furtherance of the interests of the Company, including, without limitation, any Damages incurred in connection with the defense of any actual or threatened action, proceeding, or claim to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may hereafter from time to time permit. Reasonable expenses incurred by an indemnified party may, in connection with the foregoing matters, be paid or reimbursed by the Company in advance of the final disposition of such proceedings upon receipt by the Company of (i) written affirmation by the indemnified party of its good faith belief that such person is entitled to indemnification by the Company, and (ii) a written undertaking by or on behalf of the indemnified party to repay such amount if a court of competent jurisdiction ultimately determines that the indemnified party is not entitled to indemnification.

As used in this Section 5.1, “Damages” shall mean all claims, actions, losses, damages, expenses, liabilities, judgments, awards, fines, sanctions, penalties, taxes, and amounts paid in settlement, including, without limitation, costs, fees and expenses of attorneys, experts, accountants, appraisers, consultants, witnesses, investigators and any other agents.

5.2 Insurance. The Company shall have the power to purchase and maintain insurance on behalf of any Person who is or was an agent of the Company against any liability asserted against such Person and incurred by such person in any such capacity, or arising out of such Person’s status as an agent, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of Section 5.1 or under applicable law.

ARTICLE VI

MISCELLANEOUS

6.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents made and to be performed entirely within California.

6.2 Conflict with Articles. To the extent that any provision of the Articles conflict with any provision of this Agreement, the Articles shall control.

6.3 Binding Effect. This Agreement will be binding upon and inure to the benefit of the Member, and its respective successors and assigns.

6.4 Severability. If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid shall not be affected thereby.

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6.5 Parties in Interest. Except as expressly provided in the RULLCA, nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or governmental authority or agency, other than the Member and its respective successors and assigns, nor shall anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

(Signature Page Follows)

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IN WITNESS WHEREOF, the sole Member of Fulgent Therapeutics LLC, a California limited liability company, has executed this Operating Agreement, effective as of the date written below.

MEMBER:	Fulgent Genetics, Inc.
a Delaware corporation

By:
	Name:	Ming Hsieh
	Title:	President

	Date:	[●], 2016

[Signature Page to Fulgent Therapeutics LLC Operating Agreement]

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